EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)

                                 QUARTER ENDED      SIX MONTHS ENDED
                                  May 4,   May 5,     May 4,   May 5,
                                 2002      2001      2002      2001

NET EARNINGS
  Basic net earnings           $   9,074  $ 10,123  $ 13,936  $ 18,678
  Add:  Distributions on
   Preferred Securities,
   net of tax                        512     1,584       512     2,086

  Diluted net earnings             9,586    11,707    14,448    20,764

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             26,868    26,652    26,809    26,663
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                 1,637     4,578       818     3,107
  Add:  Shares issuable from
   assumed exercise of options       554       363       511       345

  Diluted weighted average
   shares outstanding             29,059    31,592    28,138    30,116


NET EARNINGS PER SHARE

  Basic                         $    .34  $    .38  $    .52  $    .70
  Diluted                       $    .33  $    .37  $    .51  $    .69